Exhibit 99.1

Benihana Inc. Names Christopher P. Ames as Chief Operating Officer

MIAMI--(BUSINESS WIRE)--October 19, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, announced today that Christopher P. Ames has been named Chief Operating Officer, effective immediately. Juan C. Garcia will continue as President and will now serve as Chief Administrative Officer.

Mr. Ames has served as an industry consultant to Benihana Inc. since July 2009, and brings more than 25 years of restaurant operations experience to the Company. Prior to that, he held the position of Chief Operating Officer of Cosi, Inc. (NASDAQ: COSI), and had previously served in other senior operating positions at The Patina Group/Restaurant Associates, Elephant Bar Restaurants Inc., and California Pizza Kitchen, Inc. (NASDAQ: CPKI).

Richard C. Stockinger, Chief Executive Officer, said, “With our increased focus on operations, included the recently implemented Benihana Renewal Program, we view Chris’ leadership and extensive operations experience as a valuable asset to the Company. Chris and Juan will both report directly to me as they assume their new roles, and I look forward to the continued contributions they will make to our organization.”

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 98 restaurants nationwide, including 64 Benihana Teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana Teppanyaki restaurant. In addition, 22 franchised Benihana Teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200